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                                                                   EXHIBIT 10.14


                                                 Agreement No. 9-642117
                                                              ------------------

                                                         MDOT No. CM84909-37040A
                                                                 ---------------

                Confidential Treatment Requested Confidential
                    Portion Has Been Filed Separately With
                    the Securities and Exchange Commission

           FIRM FIXED PRICE AGREEMENT FOR ODETICS SERVICES FOR MDOT
        ATMS/ATIS OPERATIONAL DEPLOYMENT, FINAL ACCEPTANCE AND INITIAL
                               TWO-YEAR WARRANTY

Agreement dated 06 November 1998 by and between Rockwell Collins, Inc., a Delaware Corporation (herein called "Buyer"), and Odetics ITS, Inc., a California Corporation. (herein called "Seller").

In consideration of the mutual promises herein contained, Buyer and Seller agree as follows:


1.0  SCOPE OF SERVICES

     During the term of this Agreement, Seller shall provide all personnel, equipment, material, and other costs to perform the MDOT ATMS/ATIS Initial Two Year Warranty in accordance with the MDOT Prime Contract CM 849-37040A Special Provision for Performance Warranty on Subsystem and System Performance and Task 7 Warranty, Service, Maintenance and Training (See Attachment 1) at an agreed Firm Fixed Price of $[*] quoted net, FOB destination. Such services shall be performed by individuals as employees of Seller, an independent contractor, and not as employees of Buyer.

     Seller shall also complete development and delivery of the following items within the fixed price Scope of Services described above:
          .   Display Activity Logs
          .   Data / Documentation
              5.5 Software Design Description document
              5.5 System Design Description Document
              5.5 Commercial Off The Shelf (COTS) Software Purchased
          .   All project and support activity necessary to bring the project to final acceptance. This includes any remaining punch list items, field repair, technical support, deliverable documentation, correction of deficiencies, finance support, etc.


2.0  TERM OF AGREEMENT

     The project support, operational deployment, final acceptance, and warranty services shall be performed over the period beginning October 17, 1998 and continue through the end of the MDoT prime contract

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[*] Confidential Treatment Requested for Redacted Portion

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     two-year warranty period. Fulfillment of obligation shall be completion of the two-year warranty support period, unless extended pursuant to the mutual agreement by Buyer and Seller.


3.0  BILLING AND PAYMENT

     3.1 As compensation for services to be performed by Seller hereunder, Seller will invoice on a monthly basis per the following payment schedule.

               Month 1  $[*]            Month 13 $[*]
               Month 2  $[*]            Month 14 $[*]
               Month 3  $[*]            Month 15 $[*]
               Month 4  $[*]            Month 16 $[*]
               Month 5  $[*]            Month 17 $[*]
               Month 6  $[*]            Month 18 $[*]
               Month 7  $[*]            Month 19 $[*]
               Month 8  $[*]            Month 20 $[*]
               Month 9  $[*]            Month 21 $[*]
               Month 10 $[*]            Month 22 $[*]
               Month 11 $[*]            Month 23 $[*]
               Month 12 $[*]            Month 24 $[*]

          Buyer shall not have any liability for any other expenses or costs incurred by Seller hereunder, unless otherwise agreed to by Buyer in advance in writing. All invoices submitted in accordance with this
          Section 3 shall be paid by Buyer within 30 days of receipt by Buyer. If final acceptance is not realized by 31 March 1999 due to performance failure of Seller to complete closure of remaining punch list items, subsequent payments due to Seller will be withheld until punch list items are complete and final acceptance has occurred.

     3.2 Seller shall bill Buyer at monthly intervals. Invoices shall be mailed to Rockwell Collins, Inc., 350 Collins Rd., N.E., Cedar Rapids, Iowa 52498, to the attention of Charles Harmeyer, M/S 191-106,

     3.3 Each invoice submitted by Seller will include a summary of monthly activity, i.e. key accomplishments, key issue/action plans.

     3.4 Seller shall not take, or be obligated to take, any action under this Agreement which could cause the amount the Buyer would be obligated to pay to Seller in connection with this Agreement to exceed $[*] in the aggregate (the Contract Amount). Notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to pay to Seller any amount in excess of the aforementioned sum, unless otherwise expressly agreed to by Buyer in advance in writing.

     3.5 The [*] defined in the Asset Sale Agreement, Section 8.o.(iv) -- (v) shall be modified as described below:

__________
[*] Confidential Treatment Requested for Redacted Portion

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          After reimbursement of claim [*], the [*] formulas will be:

          . [*]% Rockwell / [*]% Odetics for the portion of claim recovery between $[*] and $[*]
          . [*]% Rockwell / [*]% Odetics for the portion of claim recovery between $[*] and $[*].
          . [*]% Rockwell / [*]% Odetics for the portion of claim recovery greater than $[*].

          [*] shall be entitled to all profits earned by [*] for [*] and [*] related to the MDOT Contract.

     3.6 Buyer will be responsible for its own costs in support of achieving final acceptance. Buyer's participation is expected to be minimal and limited to managerial oversight.

     3.7 Buyer will maintain responsibility for closing out other contract obligations put in place prior to the operational acceptance date of 17 October 1998 (i.e. close out of subcontracts that are not being assigned to Seller, submittal of correspondence to subcontractors on Buyer's behalf that document assignment of continuing warranty obligations to Seller, handling of purchase orders/subcontracts and coordination efforts by HRC to facilitate disposition of Node 3 residual equipment, final Buyer EAC, current subcontractor close outs for work performed prior to operational acceptance, outstanding authorized but unpaid contractor expenditures committed prior to operational acceptance [e.g. specific Matrix 2070 repairs), relocation of the Seller's project manager, and costs associated with support of the claims).


4.0  PUBLICITY

     Seller shall not, without the prior written consent of Buyer, in any manner advertise or publish the fact that Buyer has entered into this Agreement with Seller, which consent shall not be unreasonably withheld or delayed.


5.0  ASSIGNMENT AND SUBCONTRACTING

     Buyer will assign it's rights, obligations, title and interest in the initial two-year warranty in the same manner as stated for the four, one-year warranty options in the Asset Sale Agreement dated 20 June 1997,
     Section 8 Paragraph 0 Sub-Paragraph (vi), between Buyer and Seller. If MDOT will not consent to the assignment, the alternative arrangements to assignment described in the Asset Sale Agreement will apply. The following subparagraph applies regardless of assignment.

     5.1 Buyer will be responsible for any required performance or lien bonds. Seller will indemnify Buyer for these performance and lien bonds.

     5.2 Seller will perform the warranty obligations in accordance with Buyer's stated proposal and interpretation of contract requirements as agreed with MDOT and documented in letter dated June 3, 1998 (See Attachment 2).

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[*] Confidential Treatment Requested for Redacted Portion

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     5.3  Buyer will transfer or assign to Seller all unexpired manufacturer's warranties including the existing Detection Systems and Engineering
          (DSE) Warranty for CCTV Equipment and the Highway Services Company
          (HSC) Warranty for CMS.

     5.4 All residual material and spare/replacement parts remaining after MDOT acceptance of the ATMS/ATIS will be provided as expendable material for Seller's unconditional use without charge.

     5.5 Buyer will transfer or assign to Seller all test equipment, test software, vehicles, and tools developed or acquired for the ATMS/ATIS project.


6.0  TERMINATION

     Buyer shall have the right to terminate this Agreement or any part thereof at any time:

     6.1 For Cause--If Seller fails to perform it's obligations under Section 1 hereof following Seller's failure to cure such condition or to reach a mutually acceptable solution after a period of 15 days after written notice of such failure shall have been given to Seller by Buyer hereunder. In the event of any termination for Cause, Buyer may, in addition to any other right or remedy provided by this Agreement or by law, terminate all or any part of this Agreement by written notice to Seller pursuant to Section 8 of this Agreement without any liability by Buyer to Seller on account thereof and buyer may produce or purchase or otherwise acquire warranty services elsewhere on such terms or in such manner as Buyer may deem appropriate and Seller shall be liable to Buyer for any excess cost or other expenses incurred by Buyer in connection with obtaining such services.

     6.2 Buyer shall have the right to terminate this Agreement or any part thereof at any time following the termination by MDOT of, or the release of Buyer (by settlement or otherwise, excluding assignment of the MDOT Contract to Odetics ITS) from all of its' obligations under, the MDOT Contract (in either case after 15 days notice to Seller).


7.0  CHANGES

     Buyer, within the general scope of this Agreement, may, at any time by written notice to Seller, issue additional instructions, require additional services or direct the omission of services covered by this Agreement. In such event, there will be made an equitable adjustment in price and time of performance, but any claim for such an adjustment must be made within thirty (30) days of the receipt of said written notice. During the performance of this Agreement, the Michigan Department of Transportation
     (MDOT) may request Seller to perform non-warranty billable repair work or billable new work (which for this Agreement is limited to non-warranty maintenance and system studies) using the Buyer's prime contract as the contracting vehicle. Subject to Buyer's prior concurrence, which allows for Buyer to recover any direct costs plus an administrative fee of 6%, and a binding subcontract commitment between Buyer and

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     Seller in place, Seller shall be responsible for determining prices for such work and negotiating the prices with MDOT. Seller shall be responsible for performance of work and for the accuracy and submittal of invoices and supporting data, on behalf of Buyer and per the Buyer's instructions adding Buyer's direct costs, if appropriate, and a 6% administrative fee, with copies to Buyer. Buyer shall have no obligation to pay Seller for any billable repair work or billable new work except to pass through any payments less the Buyer's direct costs, if appropriate, and the 6% administrative fee made to Buyer by MDOT within 10 days of receipt from MDOT. Seller shall indemnify Buyer for any liability related to such work in accordance with Article 10, Insurance, Indemnity, and Liability herein. Seller fully understands that Buyer has no obligation to add additional work, requested by MDOT or any other party, to MDOT Contract CM 84909-37040A, other than as defined in this paragraph.


8.0  NOTICES

     Any notice or order provided for in this Agreement shall be considered as having been given (i) to Buyer if mailed by certified mail, postage prepaid to Rockwell Collins, Inc., 400 Collins Road N.E., Cedar Rapids, Iowa 52498, to the attention of Charles Harmeyer, or (ii) to Seller if mailed by certified mail, postage prepaid to Odetics ITS, Inc., 1515 South Manchester Avenue, Anaheim, Ca. 92802-2907, to the attention of Jim Reams, or in either case to such other address as hereafter shall be furnished as provided in this Section 8 by either party to the other party.


9.0  COMPLIANCE WITH LAWS

     To the extent applicable hereto, Seller shall in the performance of this Agreement comply with: The Fair Labor Standards Act of 1938 (29 U.S.C. 201-
     219); the Walsh-Healey Public Contracts Act (41 U.S.C.35-45); the Contract Work Hours and Safety Standards Act - (40 U.S.C. 327-333); laws prohibiting the use of convict labor; and all applicable federal, state and local laws; and all regulations and orders issued under any applicable law. Seller will notify Buyer immediately if Seller's work for Buyer becomes the subject of a government audit or investigation. Seller will promptly notify Buyer if Seller is indicated, suspended or debarred. Seller represents that seller has not been convicted of fraud or any other felony arising out of a contract with the Department of Defense, as described in more detail in 10U.S.C. 2408.

     Seller is aware of the requirements of the Byrd Amendment, Section 319 of P.L. 101-121. In carrying out the work required hereunder Seller agrees not to make any communication to or appearance before any person in the Executive or Legislative branches of the Federal government for the purpose of influencing or attempting to influence any such persons in connection with the award, extension, continuation, renewal, amendment or modification of any Federal contract for the benefit of the Buyer. Seller may perform professional or technical services that are rendered directly in the preparation, submission or negotiation activities preceding award to Buyer of a Federal contract or to meet requirements imposed by law as a condition for receiving the award but only to the extent specifically detailed in the Statement of Work. Professional and technical services are limited to advice and analysis directly applying Seller's professional or technical discipline.

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10.0 INSURANCE, INDEMNITY AND LIABILITY

     Seller shall carry Worker's Compensation and Comprehensive General Liability Insurance (including Products, Contractual, and Automobile Liability) in such form as to protect Seller and Buyer, its' directors and officers, and the agents and employees of Buyer as additional insured from any claims or damages for bodily injury, including death, and any damage to property which may arise from acts or omissions of Seller under this Agreement. Seller shall furnish Buyer with a certificate of insurance evidencing limits of liability not less than $1 million combined single limit per occurrence for bodily injury (including death) and property damage. Such insurance shall be primary and non-contributing to any insurance maintained or obtained by Buyer and shall not be canceled or materially reduced without thirty (30) days prior notice to Buyer. Seller agrees to waive any rights of subrogation Seller or Seller's insurers may have against Buyer under the applicable Worker's Compensation Law.

             Seller shall indemnify, defend and hold harmless Buyer, and Buyer's officers, directors, employees, agents and contractors (each an "Indemnitee") from and against any and all damages, claims, actions or demands against Buyer, its' directors, officers, agents and employees and against any and all damages, liabilities or expenses, including counsel fees, for injury to or death of any person and for loss of or damage to any and all property, arising out of the acts or omissions of Seller under this Agreement.

     (i) An Indemnitee hereunder shall promptly notify Seller of any claim, action or demand for which recovery may be sought against Seller because of the indemnity set forth in this Section, provided, however, that no delay on the part of such Indemnitee in notifying Seller shall relieve Seller from any obligations hereunder unless (and then solely to the extent) Seller is prejudiced thereby. Seller shall have the right to control the defense of any such Claim with counsel of its choice so long as (a) Seller notifies the Indemnitee in writing within twenty (20) days after the Indemnitee has given notice of the Claim that Seller will indemify the Indemnitee from and against any and all damages which the Indemnitee may suffer arising out of or in connection with such Claim; (b) such Claim involves only money damages and does not seek an injunction or other equitable relief; (c) settlement of, or an adverse judgment with respect to, such Claim is not, in the reasonable judgment of the Indemnitee, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnitee; and (d) Seller conducts the defense of such Claim actively and diligently.

     (ii) So long as Seller is conducting the defense of such Claim in accordance with Clause (i) above, (a) the Indemnitee may retain separate counsel and participate in the defense of such Claim at the Indemnitee's cost; (b) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of Seller (not to be withheld or delayed unreasonably), (c) Seller will not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the Indemnitee (not to be withheld or delayed unreasonably, provided that such consent shall not be deemed to be withheld unreasonably if any such judgment or settlement does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of the Claim giving rise thereto) and (d) the Indemnitee shall cooperate with all reasonable requests of Seller in connection with the defense of such Claim.

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     (iii)   In the event any of the conditions in Clause (ii) above is or becomes unsatisfied: (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner it reasonably may deem appropriate; (b) Seller will reimburse the Indemnitee promptly and periodically for the costs of defending against the Claim (including reasonable attorney's fees and expenses); and (c) Seller will remain responsible for any and all damages the Indemnitee may incur arising out of or in connection with the Claim.


11.0 STANDARDS

     All services hereunder shall be performed by employees or agents of Seller who are experienced and highly skilled in their profession and in accordance with the highest standards of workmanship in their professions. In the event that the employment of any such identified employee with Seller is terminated, such service will be performed by employees or agents of Seller who are experienced and highly skilled in their profession and in accordance with the prevailing standards of workmanship in their professions.


12.0 RECORDS

     Buyer and its' employees and agents shall, until the expiration of three
     (3) years after final payment under this Agreement, have access during regular business hours to and the right to examine any directly pertinent financial records and supporting documents and records of Seller involving transactions related to this Agreement; provided, however, that such access shall not unreasonably interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith shall be paid by Buyer.


13.0 INTELLECTUAL PROPERTY RIGHTS

     13.1 Buyer acknowledges and agrees that any intellectual property rights of Buyer (i) presently in existence and developed or which may be developed exclusively in conjunction with the MDOT Contract, including, without limitation, any of Buyer's rights with respect to proprietary software (including source code) being developed pursuant to the MDOT Contract and (ii) which may be developed by or on behalf of Seller during the course of, as a result of or otherwise in connection of Seller's providing services pursuant to this Agreement (collectively, "MDOT Contract Intellectual Property") are or shall become the sole and exclusive property of Seller and Buyer hereby waives for itself and its' affiliates, successors and assigns all right, title and interest in and to any MDOT Intellectual Property. Seller's right, title and interest in and to the MDOT Contract Intellectual Property shall survive the termination of this Agreement for any reason, including, without limitation, any termination of this Agreement by Buyer for Cause pursuant to Section 6.2.

     13.2 The parties recognize and understand that governmental participants, defined as all federal, state and local agencies, including, without limitation, MDOT, have or may obtain certain rights in

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           MDOT Intellectual Property, as set forth in the MDOT Contract and certain other instruments by which such Government funding has or will be made available to Buyer ("Governmental Rights").


14.0 U.S. EXPORT CONTROL LAWS AND REGULATIONS

     Seller, for itself and any of its' employees and agents who may be given access by Seller to technical information of Buyer or who may be provided access to Buyer's premises in carrying out the services to be provided by Seller under this Agreement, acknowledges its' obligations to control access to such technical information and to ensure that such access does not result in a violation of the U.S. Export Control Laws and Regulations.


15.0 CONFIDENTIAL INFORMATION EXCHANGE

     During the term of this Agreement, the parties agree to exchange non-proprietary Data. Further, the parties may exchange proprietary data if the disclosing party determines it to be essential for the accomplishment of the objectives of the work to be performed in accordance with this Agreement.

     Notwithstanding that the term of this Agreement shall have expired, each party agrees to keep in confidence and prevent the use (except for purposes of this Agreement) or the disclosure to any person or persons outside the receiving party's organization, and limit the disclosure inside its organization to employees having a need-to-know, of all Data received under this Agreement which is designated in writing, or marked by an appropriate stamp or legend, by the disclosing party to be of proprietary or confidential nature. In order to be protected hereunder, Data which is first disclosed orally or by demonstration must be identified as proprietary or confidential at the time of disclosure and shall be reduced to writing or other tangible form, marked as proprietary and a copy delivered to the receiving party by the disclosing party within thirty (30) days after such disclosure or demonstration of any such Data. All protections and restrictions as to use and disclosure shall apply during such (30) day period. Any markings, stamps, or legends identifying proprietary or confidential information hereunder shall not impose any obligations on either party inconsistent with this Agreement.

     The above restrictions on use and disclosure shall not apply to such Data (other than any of the MDOT Contract Intellectual Property) if the same:
     a) Is in the public domain or in the possession of the receiving party without restriction at the time of receipt under this Agreement.
     b) Is used or disclosed with prior written approval of the disclosing party.
     c) Is used or disclosed after five (5) years from the date of first receipt under this agreement.
     d)  Is independently developed by the receiving party.
     e) Becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party.
     f) Is made available by the disclosing party to a third party on an unrestricted, non-confidential basis.

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      Neither party shall be liable for inadvertent, accidental or mistaken use or disclosure of Data obtained under this Agreement if that party exercised the same reasonable precautions as the receiving party takes to safeguard its' own proprietary information. Any copies of the Data made by the receiving party shall reproduce the proprietary markings and any other legends contained thereon.


16.0  DISPUTES

      All disputes relating to, or arising out of, any provision of this Agreement shall be resolved pursuant to procedures set forth in Attachment 3 hereto.


17.0 UTILIZATION OF SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS, WOMEN-OWNED SMALL BUSINESS AND LABOR SURPLUS AREA CONCERNS

      To support Government policy as declared by the Congress, and all consistent with the efficient performance of this Agreement, Seller agrees to accomplish a maximum amount of subcontracting to small business, small disadvantaged business and women-owned small business concerns, and to use its' best efforts to place subcontracts hereunder with subcontractors who will perform such subcontracts substantially in areas of persistent or substantial labor surplus when it can be done at prices no higher than are obtainable elsewhere observing exemptions and preferential order established by applicable Government regulations.


18.0  NOTICE TO BUYER OF LABOR DISPUTES

      (a) Whenever Seller has knowledge that any actual or potential labor dispute is delaying or threatens to delay the timely performance of this Agreement, Seller shall immediately give notice thereof, including all relevant information with respect thereto, to Buyer.

      (b) Seller agrees to insert the substance of this clause, including this paragraph (b), in any subcontract hereunder as to which a labor dispute may delay the timely performance of this Agreement; except that each such subcontract shall provide that in the event its' timely performance is delayed or threatened by delay by any actual or potential labor dispute, the subcontractor shall immediately notify the Seller of all relevant information with respect to such dispute.


19.0  EVIDENCE OF CITIZENSHIP OR IMMIGRANT STATUS

      Buyer may be required to obtain information concerning citizenship or immigrant status of subcontractor personnel entering the premises of Buyer. Seller agrees to furnish this information before commencement of work and at any time thereafter before substituting or adding new personnel to work on Buyer's premises. Information submitted by Seller shall be certified by an authorized representative of Seller as being true and correct.

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20.0  ALTERATIONS

      None



THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS' TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


AGREED TO:                                   AGREED TO:
ODETICS ITS, Inc.                            ROCKWELL COLLINS, INC.

By: /s/ Jack Johnson                         By: /s/ General Manager - NBI
   ---------------------------                  --------------------------------

Title: PRESIDENT                             Title: GENERAL MANAGER - NBI
      ------------------------                     -----------------------------

Employer ID No.* 95-2954623
                 ----------

* This is the identifying number required to be used in Federal Income Tax and Employment tax returns.

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